[BROOKLYN FEDERAL BANCORP, INC. LOGO]

Brooklyn Federal Bancorp, Inc. Receives NASDAQ Notice

Contact:                 Michael A. Trinidad
Senior Vice President and Chief Financial Officer
(718) 855-8500

Brooklyn, New York – May 24, 2011. Brooklyn Federal Bancorp, Inc. (NASDAQ: BFSB) (the “Company”), the holding company of Brooklyn Federal Savings Bank (the “Bank”), today announced that on May 18, 2011, it received a letter from The NASDAQ Stock Market (the “NASDAQ Letter”) stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2011 (the “Notice”) with the Securities and Exchange Commission.  The Notice of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

As previously disclosed, the Company received four prior letters, two of which were dated January 12, 2011, one dated February 15, 2011 and one dated March 7, 2011, from the NASDAQ stating that the Company is not in compliance with the NASDAQ Listing Rules because it has not timely filed its Form 10-K for the year ended September 30, 2010 or its Form 10-Q for the quarter ended December 31, 2010, that the Company is not in compliance with NASDAQ requirement that securities listed on the NASDAQ Global Market maintain a minimum Market Value of Publicly Held Shares of $5.0 million, and that the Company did not maintain a minimum bid price of $1.00 per share for the requisite period of time.

As previously reported by the Company in its Forms 12b-25 filed with the SEC on December 27, 2010, February 14, 2011 and May 16, 2011, respectively, the filings of the above-referenced Form 10-K and Form 10-Q have been delayed due to the resignation of the Company’s independent registered public accounting firm on December 20, 2010.  The Audit Committee of the Board of Directors of the Company subsequently engaged a new registered public accounting firm which has completed the latter stages of the audit of the Company’s September 30, 2010 financial statements.

The Company has until May 31, 2011 to file its Form 10-K for the year ended September 30, 2010 and its Form 10-Q for the period ended December 31, 2010, or, in the alternative, to file an amended plan of compliance requesting an extension to regain NASDAQ compliance for all of its pending delinquent filings, including the Form 10-Q for the period ending March 31, 2011, by June 27, 2011. There can be no assurance that NASDAQ will accept such amended plan of compliance should the Company file such plan.  The Company has until July 11, 2011 to regain compliance with the minimum Market Value of Publicly Held Stock of $5.0 million.  The Company has until September 6, 2011 to regain compliance with the minimum bid price requirement.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the Company’s ability to file the Form 10-K. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and subsequent filings with the Securities and Exchange Commission.